Exhibit 99.1

AVITA Medical Announces Preliminary Third Quarter 2023 Financial Highlights and Secures up to $90 million of Non-Dilutive Debt Financing with OrbiMed to Support Growth Initiatives

•
Preliminary commercial revenue of $13.5 million for the third quarter 2023; full year 2023 guidance confirmed
•
$40 million funded at close; $50 million of additional non-dilutive capital available at the Company’s option, based on the achievement of certain revenue thresholds
•
Capital from the transaction will support execution of strategic expansion and fuel continued growth

VALENCIA, Calif., October 18, 2023 (GLOBE NEWSWIRE) — AVITA Medical, Inc. (NASDAQ: RCEL, ASX: AVH) (the “Company”), a regenerative medicine company leading the development and commercialization of first-in-class devices and autologous cellular therapies for skin restoration, today announced third quarter 2023 financial highlights and the closing of a debt financing facility for up to $90 million with OrbiMed, a healthcare investment firm. The non-dilutive capital provides financial flexibility to support portfolio expansion, global initiatives, and the further development and commercialization of approved indications.

For the third quarter ended September 30, 2023, preliminary commercial revenue was $13.5 million, a 50% increase compared to approximately $9.0 million for the same period in 2022. Gross margin for the third quarter was approximately 84.5%. Guidance for full year 2023 commercial revenue remains unchanged and is expected to be in the range of $51 to $53 million.

Under the terms of the Credit Agreement (the “Credit Agreement”) with OrbiMed, the Company borrowed $40 million at closing. In addition, an aggregate of an additional $50 million is available in two tranches at the Company’s option, based on the achievement of certain revenue thresholds.

The Credit Agreement has a five-year term that matures in October 2028. AVITA Medical also issued OrbiMed a warrant to purchase 409,661 shares of the Company’s common stock, with an exercise price of $10.9847.

“After another strong quarter, we are excited to be partnering with OrbiMed,” said Jim Corbett, Chief Executive Officer of AVITA Medical. “This transaction provides us with the capital to execute strategic growth initiatives as we continue to transform our business. We believe this financing provides us with sufficient capital to meet our goals without the near-term need of equity financing and positions us to reach profitability during 2025.”

Matthew Rizzo, General Partner of OrbiMed, added, “We are excited to support AVITA Medical as they pursue their strategic objectives, providing them with the necessary capital for financial flexibility, enabling future portfolio expansion, global initiatives, and the continued advancement and commercialization of their approved indications, solidifying their position as a leader in regenerative medicine.”

Further details regarding the Credit Agreement, Pledge and Security Agreement, and the Warrant are set out in a Form 8-K filed by the Company with the U.S. Securities and Exchange Commission on October 18, 2023 and disclosed on the Australian Securities Exchange.

About AVITA Medical, Inc.

AVITA Medical® is a regenerative medicine company leading the development and commercialization of devices and autologous cellular therapies for skin restoration. The RECELL® System technology platform, approved by the Food and Drug Administration for the treatment of thermal burn wounds and full-thickness skin defects and for repigmentation of stable depigmented vitiligo lesions, harnesses the regenerative properties of a patient’s own skin to create Spray-On Skin™ cells. Delivered at the point-of-care, RECELL enables improved clinical outcomes. RECELL is the catalyst of a new treatment paradigm and AVITA Medical is leveraging its proven and differentiated capabilities to develop first-in-class cellular therapies for multiple indications.

In international markets, our products are approved under the RECELL System brand to promote skin healing in a wide range of applications including burns, full-thickness skin defects and vitiligo. The RECELL System is TGA-registered in Australia, received CE-mark approval in Europe and has PMDA approval in Japan.

To learn more, visit www.avitamedical.com.

About OrbiMed

OrbiMed is a healthcare investment firm, with approximately $17 billion in assets under management. OrbiMed invests globally across the healthcare industry through a range of private equity funds, public equity funds, and royalty/credit funds. OrbiMed’s team of over 100 professionals is based in New York City, San Francisco, Shanghai, Hong Kong, Mumbai, London, Herzliya and other key global markets.

Forward-Looking Statements

This press release includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “intend,” “could,” “may,” “will,” “believe,” “estimate,” “look forward,” “forecast,” “goal,” “target,” “project,” “continue,” “outlook,” “guidance,” “future,” other words of similar meaning and the use of future dates. Forward-looking statements in this press release include, but are not limited to, statements concerning, among other things, our ongoing clinical trials and product development activities, regulatory approval of our products, the potential for future growth in our business, and our ability to achieve our key strategic, operational, and financial goal. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Each forward-looking statement contained in this press release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Applicable risks and uncertainties include, among others, the timing and realization of regulatory approvals of our products; physician acceptance, endorsement, and use of our products; failure to achieve the anticipated benefits from approval of our products; the effect of regulatory actions; product liability claims; risks associated with international operations and expansion; and other business effects, including the effects of industry, economic or political conditions outside of the company’s control. Investors should not place considerable reliance on the forward-looking statements contained in this press release. Investors are encouraged to read our publicly available filings for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this release, and we undertake no obligation to update or revise any of these statements.

P 2

Investor & Media Contact:

Jessica Ekeberg

Phone +1-661-904-9269

investor@avitamedical.com

media@avitamedical.com

Authorized for release by the Chief Financial Officer of AVITA Medical, Inc.

P 3